THE BEAR STEARNS COMPANIES INC.
                                  IncomeNotes[SM]
            With Maturities of Nine Months or More from Date of Issue


Registration No. 333-104455
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 17
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated June 19, 2003)
Trade Date: November 3, 2003
Issue Date: November 6, 2003
The date of this Pricing Supplement is November 3, 2003

-------------------------------------------------------------------------------------------------------------------------
                                                                                                              Interest
                                                  Maturity   Price to   Discounts &                            Payment
   CUSIP#               Interest Rate               Date       Public   Commissions  Reallowance    Dealer    Frequency
-------------------------------------------------------------------------------------------------------------------------
  07387EBZ9                 3.70%                11/15/2008   100.00%      1.00%        0.150%      99.25%      Semi
-------------------------------------------------------------------------------------------------------------------------
  07387ECA3                 5.00%                11/15/2013   100.00%      1.50%        0.200%      98.90%      Semi
-------------------------------------------------------------------------------------------------------------------------
  07387ECB1                 5.65%                11/15/2023   100.00%      2.50%        0.350%      98.00%      Semi
-------------------------------------------------------------------------------------------------------------------------


                                     Subject to Redemption
--------------------------------------------------------------------------------------------------------------------------
                    First
                  Interest                                                                     Aggregate
First Interest     Payment    Survivor's                                                       Principal
 Payment Date      Amount       Option    Yes/No        Date and Terms of Redemption            Amount      Net Proceeds
--------------------------------------------------------------------------------------------------------------------------
   5/15/2004       $19.43        Yes       No                        N/A                         $3,398,000     $3,364,020
--------------------------------------------------------------------------------------------------------------------------
   5/15/2004       $26.25        Yes       No                        N/A                         $2,120,000     $2,088,200
--------------------------------------------------------------------------------------------------------------------------
   5/15/2004       $29.66        Yes       Yes   Commencing 11/15/2008 and on the interest       $  937,000     $  913,575
                                                 payment dates thereafter until Maturity,
                                                 the Notes may be called in whole at par at
                                                 the option of the Company on ten calendar
                                                 days notice.
--------------------------------------------------------------------------------------------------------------------------

At August 31, 2003:

o the Company had outstanding (on an unconsolidated basis) approximately $35.2 billion of debt and other obligations, including approximately $32.1 billion of unsecured senior debt and $2.8 billion of unsecured inter-company debt; and

o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $170.4 billion of debt and other obligations (including $46.7 billion related to securities sold under repurchase agreements, $65.6 billion related to payables to customers, $28.9 billion related to financial instruments sold, but not yet purchased, and $29.2 billion of other liabilities, including $16.7 billion of debt).

                                    * * *

The applicable pricing supplement, the prospectus and the accompanying prospectus supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, the Company and/or one or more of the agents and/or dealers participating in an offering of notes, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than the applicable pricing supplement, the prospectus and the accompanying prospectus supplement in electronic format, the information on our or any agent's or dealer's web site and any information contained in any other web site maintained by any agent or dealer is not part of the pricing supplement, the prospectus and the accompanying prospectus supplement or the registration statement of which they form a part; has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective web site maintained by such entity; and should not be relied upon by investors.

                                    * * *

The distribution of IncomeNotes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.